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                                                                    EXHIBIT 99.2




FOR IMMEDIATE RELEASE



                   BLOCKBUSTER, SPELLING AND VIRGIN ANNOUNCE
                ACQUISITION OF VIRGIN INTERACTIVE ENTERTAINMENT

      FORT LAUDERDALE, FL, June 29, 1994 -- Blockbuster Entertainment Corporation (NYSE:BV), Spelling Entertainment Group Inc. (NYSE:SP) and the Virgin Group of Companies jointly announced today the acquisition of Virgin Interactive Entertainment plc (VIE), one of the world's leading developers, publishers and distributors of interactive entertainment software.
      Blockbuster has entered into a definitive agreement to acquire 55 percent of VIE from Richard Branson's Family Trusts and certain other shareholders of VIE. The acquisition will increase Blockbuster's ownership of VIE to approximately 75 percent. The Blockbuster acquisition is subject to customary conditions and is expected to close in July 1994. Virgin shareholders will retain a 10 percent interest in VIE which may be acquired by Blockbuster under certain circumstances pursuant to a put/call arrangement.
      Separately, Spelling has entered into a non-binding letter of intent with Blockbuster to acquire Blockbuster's entire interest in VIE, including the additional shares which Blockbuster will purchase, at Blockbuster's cost. The letter of intent contemplates that Spelling will purchase Blockbuster's VIE interest by issuing Blockbuster approximately $165 million of Spelling common stock. The letter of intent also contemplates that Spelling may acquire from Blockbuster the 10 percent interest in VIE which is subject to the put/call arrangements. The Spelling acquisition is subject to negotiation of a definitive agreement, approval by the Spelling Board of Directors (including the disinterested Directors), receipt of a fairness opinion and other customary closing
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                                     -more-
conditions. Subject to such conditions, it is intended that the acquisition by Spelling will close shortly after Blockbuster acquires its additional 55 percent interest in VIE. Upon completion of the Spelling acquisition, Spelling would own approximately 75 percent of VIE and Blockbuster would increase its ownership of Spelling common stock from approximately 70.5 percent to approximately 77 percent.
      Steven R. Berrard, Blockbuster's President and Chief Operating Officer and Spelling's President and Chief Executive Officer, said: "The superior quality of VIE's senior management team, its employees and developers and its broad distribution network are a perfect complement to our creative talent base, substantial programming library and global multimedia distribution capabilities. This transaction gives us the ability to realize the enormous potential synergies between the development of filmed entertainment products and interactive software."
      He added: "We fully intend to use the marketing expertise of Blockbuster and its more than 4,250 retail locations worldwide to strengthen the distribution of VIE products throughout the world. This transaction signifies Spelling's commitment to expand the breadth of its businesses as a public company."
      Robert Devereux, the Chairman of Virgin Communications Limited, said:
"Blockbuster and Spelling are uniquely qualified to enhance VIE's position as one of the world's leading interactive software companies. At a time when the industry is facing many new exciting opportunities, the competitive advantage presented by this association gives us great confidence that VIE's business will flourish. The significant stake being retained by Virgin is strong evidence of our belief in the future prospects of the company."
      VIE develops, publishes and distributes video game and entertainment software compatible with all leading consumer hardware systems, including Nintendo and Sega 8-bit and 16-bit consoles and portable systems, personal computers and CD-ROM systems. Its titles feature proprietary content as well as intellectual properties licensed from others, and are sold worldwide to retailers, distributors and mass merchants.
      Last year, VIE published 31 titles across a variety of product categories, including best-selling titles such as Monopoly Deluxe, Cool Spot, Terminator, Aladdin, Robocop vs Terminator and The Seventh Guest, the most successful CD-ROM title of 1993. VIE will
                                     -more-
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soon release games based on Walt Disney's Jungle Book and the newly-released
The Lion King, an animated feature film which is expected by industry experts to be the year's biggest box office hit, as well as The Eleventh Hour, the much-anticipated sequel to The Seventh Guest. Over 200 versions of more than 90 entertainment titles have been published by VIE, with more than 13 million copies of its entertainment software products having been sold since July 1990.
        VIE plans to continue operating its business under the "Virgin" brand name after the completion of these transactions.

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Contact:

      Steven R. Berrard
      Wally Knief
      Blockbuster
      (305) 832-3000

      Thomas P. Carson
      Spelling
      (213) 965-5820

      Paul Downes
      Georgeson & Co.
      071-454-7100